EXHIBIT 99.1

First Cash Reports Record Fourth Quarter EPS of $0.44; Up 26%

Same-Store Pawnshop Revenues Increase 17% for the Quarter

ARLINGTON, Texas, Jan. 27, 2010 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for both the three months and the year ended December 31, 2009. Earnings per share from continuing operations for the fourth quarter were $0.44, an increase of 26% over the prior year, and $1.39 for the year, as the Company's core pawn operations continued to post strong growth in revenue and operating profits. The earnings results for both the quarter and the year were at the top of the range provided in the Company's updated forecast earlier this month, when it raised earnings guidance for continuing operations by $0.05 per share.

The Company completed the previously announced sale of its West Coast payday lending and check-cashing operations as part of its ongoing strategy for increasing focus and growth on the Company's core pawn operations.  The Company utilized the cash received from this sale, along with strong operating cash flows, to pay off in-full its bank credit facility. Comparatively, the Company had $69 million outstanding on the credit facility at the beginning of 2009.

In addition, the Company has initiated guidance for its fiscal 2010 earnings from continuing operations at a range of $1.53 to $1.59 per share.

Earnings Per Share

  Diluted earnings per share from continuing operations for the fourth quarter of 2009 were $0.44, an increase of 26%, compared to $0.35 in the fourth quarter of 2008. Net income of $13.3 million from continuing operations also increased by 26% during the fourth quarter, compared to $10.5 million in the prior-year quarter.
  Fiscal 2009 diluted earnings per share from continuing operations were $1.39, a 14% increase compared to $1.22 in 2008. Net income from continuing operations for the year was $41.9 million, compared to $36.8 million in the prior year.
  Total diluted earnings per share, including income from discontinued operations, were $0.49 for the fourth quarter of 2009, an increase of 26%, and $1.65 for the full year. Earnings per share from discontinued operations were $0.05 for the fourth quarter of 2009 and $0.26 for the year, primarily the result of strong collections on discontinued automotive finance receivables and profits from the sale and operations of the Company's West Coast payday lending stores.

Revenue Highlights

  Fourth quarter revenue increased 26% over the same quarter last year, totaling $111 million. Total 2009 revenue was $366 million, compared to $321 million in the prior year, an increase of 19% on a constant currency basis. Revenue growth rates included in this section are presented on a constant currency basis, applying the currency exchange rate from the prior year to the current year's Mexican peso-denominated revenue.
  Same-store revenue increased by 17% for the quarter and 9% year-to-date, on a constant currency basis, in the Company's U.S. and Mexico pawn stores.
  Revenue from pawn service charges increased 27% for the quarter and 23% for the full year. Retail merchandise sales in the Company's pawn stores increased 20% for the quarter and 26% for the year, while bulk sales of scrap gold generated in the pawn operations increased 56% for the quarter and 22% for the year.  Pawn-related revenue represented 86% of the Company's total fourth quarter revenue.
  In Mexico, total revenue grew by 35% for the quarter and 36% for all of 2009. Fourth quarter U.S. pawn revenue increased by 24%, and 11% for the full year.
  Revenues for the Company's remaining short-term loan/credit services operations in the U.S., which represented 12% of total revenues in the fourth quarter, increased by 2% for the quarter, reversing a slight decline in the first three quarters of the year.

Key Profitability Metrics

  Pawn receivable balances, from which the Company earns service fees and future inventories for sale, totaled $54 million at December 31, 2009, an increase of 22% over the prior year end and a 19% increase on a constant currency basis. Pawn inventories for sale grew in 2009 at a rate of 20%, which was comparable to the growth of pawn receivables. Inventory turns improved in fiscal 2009 to 4.3x, compared to 3.8x during the prior year.
  Consolidated store-level operating profit margins were 28% for fiscal 2009, consistent with the prior-year, while the net operating margin (pre-tax income) was 18% in both years. Return on equity for the year was 22%, compared to 21% for the comparable prior-year period.
  The gross margin on retail pawn merchandise sales was 42% for the year, compared to 45% in the prior year, which was reflective of the soft retailing climate during 2009. Margins on wholesale scrap jewelry sales were 35% in 2009, compared to prior-year margins of 37%.
  The year-to-date short-term loan/credit services loss provision improved to 26% of related revenue, compared to 28% in the prior year.

New Locations

  A total of 15 new store locations were added during the fourth quarter of 2009, all of which were pawn stores located in Mexico.  In total during 2009, the Company opened 60 stores in Mexico and 66 stores overall. As of December 31, 2009, the Company operated a total of 546 stores and 39 kiosks.
  With the 60 Mexican pawn store openings in 2009, the Company now operates 329 total store locations in Mexico, a 22% increase in the year-over-year store count. The Company's store base in Mexico is young and still maturing, as 50% of the stores are less than three years old.
  Three U.S. pawn stores were also added in 2009 and the Company now operates a total of 97 U.S. pawn stores.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations totaled $77.6 million for fiscal 2009. The EBITDA margin for fiscal 2009 was 21%. A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.
  Free cash flow in 2009 was $61.7 million, a significant increase over the comparable $27.1 million in the prior year. The increase was primarily the result of a 41% increase in total operating cash flows. A detailed description and reconciliation of this non-GAAP financial measure is provided elsewhere in this release.
  As of year end, the ratio of total liabilities to stockholders' equity was 0.2 to 1, compared to 0.7 to 1 at the end of 2008.
  As of December 31, 2009, the Company paid off the remaining balance on its $90 million bank revolving credit facility, of which $69 million was outstanding at the beginning of the year and $43 million was owed at the beginning of the fourth quarter. The facility was repaid utilizing cash flows generated from the strong pawn operations, along with proceeds from the sale of West Coast stores and continuing residual cash flows from the discontinued Auto Master operation.
  In addition to debt repayment, the Company has utilized its free cash flow to accumulate approximately $10 million of invested cash, which is in excess of normal cash balances required for store operations.

Sale of West Coast Payday Lending Operations

  The Company previously disclosed its intentions to market for sale certain check-cashing/payday lending operations as part of its strategy to increase focus on its pawn operations and for further reducing regulatory exposure from payday lending products. In December, the Company reached an agreement to sell all 22 of its stores located in California, Washington and Oregon ("West Coast stores") to privately-held California Check Cashing Stores, LLC.   The Company recorded a gain of approximately $0.03 per share, net of tax, from the sale of the stores in the fourth quarter. The gain, along with the earnings from operations for all of the West Coast stores of $0.05 per share in fiscal 2009 and $0.06 per share in 2008, has been classified as discontinued operations for financial reporting purposes. Earnings from continuing operations have been reclassified to exclude the West Coast results in 2009 and comparative prior-year periods.
  Year-to-date, the Company has sold or closed a total of 45 payday loan stores, including the West Coast stores, of which a majority have been accounted for as discontinued operations. With the sale and/or closing of these stores, the only remaining U.S. states where the Company has significant store-front short-term/payday loan operations are Texas and Illinois.

Income From Auto Master Operation

  After-tax net income from the discontinued Auto Master operation during the fourth quarter was $529,000, or $0.01 per share, and $6.7 million, or $0.22 per share, year-to-date.  As previously reported, the Company discontinued its Auto Master buy-here/pay-here automotive operation in the third quarter of 2008 and subsequently sold the inventory and retail operations to a third party. Under a related services agreement, the purchaser is collecting the Company's outstanding Auto Master customer notes receivable. The earnings in 2009 from this discontinued operation reflect the excess of the amounts collected in the current year over anticipated collections based on the assumed liquidation fair value methodology utilized in the Company's third-quarter 2008 write-down of these same assets. During the current quarter, the Company realized net cash collections of $2.6 million on these accounts and recorded a pre-tax benefit of approximately $1.2 million from these cash collections as compared to the estimated fair value of the receivables carried on the Company's books. Year-to-date, the Company has realized net cash collections of $20.9 million and a pre-tax benefit of approximately $13.4 million. The Company believes cash collections of these Auto Master receivables will generate additional income in the first half of 2010, although at a significantly reduced rate compared to fiscal 2009, as the receivable balances are collected or written-off.

2010 Outlook

  The Company recently initiated its fiscal 2010 guidance for diluted earnings per share from continuing operations at a range of $1.53 to $1.59 per share, which represents 10% to 14% growth over 2009 earnings.  The Company expects continued significant revenue and earnings growth in 2010, especially in Mexico.
  The majority of 2010 revenues will be derived from pawn operations, with only 11% to 13% of revenues expected to be from U.S. short-term loan and credit services operations.
  In 2010, the Company anticipates opening 65 to 75 new stores, the majority of which will again be in Mexico. The 2010 U.S. store openings will be pawn shops, as the Company does not anticipate opening any new U.S. short-term/payday loan stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's fourth quarter 2009 results, "We are very pleased with our record fourth quarter results, which produced a 26% increase in both revenues and earnings.  Our pawn operations were highly profitable in 2009, even in a challenging consumer environment.  In addition, we continued throughout 2009 to build upon our strong position as a leading retailer and provider of consumer finance services in Mexico, as evidenced by our store growth and increased market share."

Fourth quarter retail sales increased solidly in the U.S. and were exceptionally strong in Mexico, where they increased by 33%. In addition, sales of scrap jewelry increased significantly during the quarter based on the strength of high transaction volumes and increased gold prices. Growth in pawn service fees continued to reflect strong consumer lending demand in the U.S., where fees were up 23%, and continued expansion into new and developing markets in Mexico, as fees grew by 31%.

Mr. Wessel noted, "The Company continued to execute its long-term growth strategy plan through the addition of 66 new stores in Mexico and the U.S. in 2009. By leveraging our ten-plus years of experience in Mexico, we have developed a deep infrastructure for opening and operating new stores in this highly profitable market. The opening of 60 large full-service pawn stores in Mexico this year was a significant and record-setting achievement for the Company. We continue to identify new expansion opportunities and we expect to have almost 400 stores in Mexico by the end of 2010.

Even with the rapid store expansion program, the Company continues to improve its balance sheet. First Cash now has total assets of $256 million, liabilities of only $44 million, and no balances outstanding on its $90 million bank credit facility. The Company expects it will again generate significant free cash flow in 2010, which will be used to fund our continuing new store expansion program and allow us to pursue other strategic opportunities to further expand our pawn operations.

"The recently completed sale of the Company's West Coast payday lending operations is another positive event for the Company," according to Mr. Wessel. "The sale of these stores is consistent with our long-term strategy for focusing growth and resources on our core pawn business and reducing regulatory risks. The Company's storefront payday operations have been essentially reduced to only two states, Texas and Illinois, and will represent less than 13% of revenue in 2010. In addition, this decision allows First Cash to redeploy management resources and capital to further grow our core pawn operations."

In summary, Mr. Wessel said, "We believe that First Cash is well-positioned to deliver continued profitability and meaningful long-term growth. Our expansion plans for 2010 will remain focused on our pawn business and are expected to be self-funded from operating cash flows.  In addition, our significantly under-levered balance sheet provides us tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the U.S. and Mexico), unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2008 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in certain locations, provide other short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 546 stores in eight U.S. states and 19 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

 STORE COUNT ACTIVITY

The following table details store openings and closings for the three and twelve months ended December 31, 2009:

	U.S. Locations		Mexico
			Locations
			Pawn/
		Short-Term	Short-Term
	Pawn	Loan	Loan	Total
	Stores	Stores	Stores	Locations
Three Months Ended December 31, 2009
Total locations, beginning of period	97	142	314	553
New locations opened	--	--	15	15
Discontinued payday loan operations:
Locations sold	--	(22)	--	(22)
Total locations, end of period	97	120	329	546

Twelve Months Ended December 31, 2009
Total locations, beginning of period	94	162	269	525
New locations opened	1	3	60	64
Locations acquired	2	--	--	2
Locations closed or consolidated	--	(1)	--	(1)
Discontinued payday loan operations:
Locations sold	--	(30)	--	(30)
Locations closed	--	(14)	--	(14)
Total locations, end of period	97	120	329	546

 First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the U.S.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
	(in thousands, except per share amounts)
Revenue:
Pawn merchandise sales	$73,372	$55,919	$229,457	$193,250
Pawn service fees	22,566	17,729	80,805	69,857
Short-term loan and credit services fees	14,926	14,374	54,384	56,105
Other	282	347	1,308	1,427
	111,146	88,369	365,954	320,639
Cost of revenue:
Cost of goods sold	45,287	33,355	138,090	111,817
Short-term loan and credit services loss provision	4,168	4,414	14,222	15,800
Other	35	57	162	293
	49,490	37,826	152,474	127,910
Net revenue	61,656	50,543	213,480	192,729

Expenses and other income:
Store operating expenses	27,779	22,477	101,574	93,290
Administrative expenses	9,539	8,377	34,281	29,942
Depreciation and amortization	2,679	2,523	10,073	10,128
Interest expense	163	285	765	793
Interest income	(7)	(16)	(67)	(55)
	40,153	33,646	146,626	134,098

Income from continuing operations before income taxes	21,503	16,897	66,854	58,631

Provision for income taxes	8,249	6,389	25,003	21,783
Income from continuing operations	13,254	10,508	41,851	36,848

Income (loss) from discontinued operations, net of tax	1,743	966	7,913	(58,384)
Net income (loss)	$14,997	$11,474	$49,764	$(21,536)

Basic income per share:
Income from continuing operations	$0.44	$0.36	$1.42	$1.24
Income (loss) from discontinued operations	0.06	0.04	0.26	(1.97)
Net income (loss) per basic share	$0.50	$0.40	$1.68	$(0.73)

Diluted income per share:
Income from continuing operations	$0.44	$0.35	$1.39	$1.22
Income (loss) from discontinued operations	0.05	0.04	0.26	(1.93)
Net income (loss) per diluted share	$0.49	$0.39	$1.65	$(0.71)

Weighted average shares outstanding:
Basic	29,838	29,243	29,559	29,575
Diluted	30,421	29,909	30,191	30,216

 FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(unaudited)
	(in thousands)
ASSETS

Cash and cash equivalents	$26,777	$29,006
Service charges receivable	8,263	6,708
Pawn receivables	53,719	44,170
Short-term loan receivables, net of allowance	3,076	2,650
Inventories	34,437	28,738
Other	10,314	17,123
Total current assets	136,586	128,395

Property and equipment, net	47,980	41,198
Goodwill and intangible assets, net	70,252	75,191
Other	1,467	20,559
Total assets	$256,285	$265,343

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$4,111	$7,048
Accounts payable and accrued liabilities	19,984	23,660
Income taxes payable and deferred tax liabilities	10,958	--
Other	238	2,110
Total current liabilities	35,291	32,818

Revolving credit facility	--	68,500
Notes payable, net of current portion	5,265	9,389
Deferred tax liabilities	3,290	186
Total liabilities	43,846	110,893

Stockholders' equity	212,439	154,450
Total liabilities and stockholders' equity	$256,285	$265,343

  FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION

The following table details the components of revenue for the three months ended December 31, 2009, as compared to the three months ended December 31, 2008 (unaudited, in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

					Increase/
					(Decrease)
	Three Months Ended				Constant
	December 31,				Currency
	2009	2008	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$18,537	$17,612	$925	5%	5%
Pawn scrap jewelry sales	12,165	7,022	5,143	73%	73%
Pawn service fees	11,084	8,995	2,089	23%	23%
Short-term loan and
credit services fees	13,803	13,486	317	2%	2%
Other	270	341	(71)	(21)%	(21)%
	55,859	47,456	8,403	18%	18%

Foreign revenue:
Pawn retail merchandise sales	28,300	21,264	7,036	33%	33%
Pawn scrap jewelry sales	14,370	10,021	4,349	43%	43%
Pawn service fees	11,482	8,734	2,748	31%	31%
Short-term loan and
credit services fees	1,123	888	235	2%	26%
Other	12	6	6	100%	100%
	55,287	40,913	14,374	35%	35%

Total revenue:
Pawn retail merchandise sales	46,837	38,876	7,961	20%	20%
Pawn scrap jewelry sales	26,535	17,043	9,492	56%	56%
Pawn service fees	22,566	17,729	4,837	27%	27%
Short-term loan and
credit services fees	14,926	14,374	552	4%	4%
Other	282	347	(65)	(19)%	(19)%
	$111,146	$88,369	$22,777	26%	25%

 FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)

The following table details the components of revenue for the twelve months ended December 31, 2009, as compared to the twelve months ended December 31, 2008 (unaudited, in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

					Increase/
					(Decrease)
	Twelve Months Ended				Constant
	December 31,				Currency
	2009	2008	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$66,376	$64,162	$2,214	3%	3%
Pawn scrap jewelry sales	34,454	26,969	7,485	28%	28%
Pawn service fees	38,323	34,116	4,207	12%	12%
Short-term loan and credit services fees	50,544	53,238	(2,694)	(5)%	(5)%
Other	1,211	1,419	(208)	(15)%	(15)%
	190,908	179,904	11,004	6%	6%

Foreign revenue:
Pawn retail merchandise sales	84,530	64,493	20,037	31%	48%
Pawn scrap jewelry sales	44,097	37,626	6,471	17%	17%
Pawn service fees	42,482	35,741	6,741	19%	34%
Short-term loan and credit services fees	3,840	2,867	973	34%	50%
Other	97	8	89	100 + %	100 + %
	175,046	140,735	34,311	24%	36%

Total revenue:
Pawn retail merchandise sales	150,906	128,655	22,251	17%	26%
Pawn scrap jewelry sales	78,551	64,595	13,956	22%	22%
Pawn service fees	80,805	69,857	10,948	16%	23%
Short-term loan and credit services fees	54,384	56,105	(1,721)	(3)%	(2)%
Other	1,308	1,427	(119)	(8)%	(6)%
	$365,954	$320,639	$45,315	14%	19%

 FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)

The following table details pawn receivables, short-term loan receivables, and active CSO loans outstanding from an independent third-party lender as of December 31, 2009, as compared to December 31, 2008 (unaudited, in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase
	December 31,				Constant Currency
	2009	2008	Increase		Basis
Domestic customer receivables:
Pawn receivables	$31,277	$26,100	$5,177	20%	20%
Short-term loan receivables, net of allowance	2,189	1,950	239	12%	12%
CSO short-term loans held by independent third-party (1)	12,837	12,724	113	1%	1%

	46,303	40,774	5,529	14%	14%
Foreign customer receivables:
Pawn receivables	22,442	18,070	4,372	24%	18%
Short-term loan receivables, net of allowance	887	700	187	27%	20%

	23,329	18,770	4,559	24%	18%
Total customer receivables:
Pawn receivables	53,719	44,170	9,549	22%	19%
Short-term loan receivables, net of allowance	3,076	2,650	426	16%	13%
CSO short-term loans held by independent third-party (1)	12,837	12,724	113	1%	1%
	$69,632	$59,544	$10,088	17%	15%

 (1)   CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow and EBITDA are significant components in understanding and assessing the Company's financial performance. Since free cash flow and EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow and EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow and EBITDA should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flow from operating activities	$81,196	$57,549
Cash flow from investing activities:
Pawn and short-term loan receivables	(4,273)	(10,220)
Purchases of property and equipment	(15,262)	(20,200)
Free cash flow	$61,661	$27,129

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED  NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

	Twelve Months Ended
	December 31,
	2009	2008

Income from continuing operations	$41,851	$36,848
Adjustments:
Income taxes	25,003	21,783
Depreciation and amortization	10,073	10,128
Interest expense	765	793
Interest income	(67)	(55)
Earnings from continuing operations before interest, income taxes,
depreciation and amortization	$77,625	$69,497

EBITDA margin calculated as follows:
Total revenue from continuing operations	$365,954	$320,639
Earnings from continuing operations before interest, income taxes,
depreciation and amortization	77,625	69,497
EBITDA as a percent of revenue	21%	22%

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (December 31, 2008) of 13.8 to 1 was used, compared to the current end of period (December 31, 2009) exchange rate of 13.1 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2008 was 13.1 to 1, which equaled the current quarter rate of 13.1 to 1.  The average exchange rate for the prior-year twelve-month period ended December 31, 2008 was 11.2 to 1, compared to the current year rate of 13.5 to 1.

CONTACT:  First Cash
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief
           Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com